Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Mary Luthy, Beckman Coulter	Robert Raynor, Beckman Coulter
	Corporate Communications	Investor Relations
	(714) 773-7964	(714) 773-7620

Beckman Coulter Elects AMN Healthcare Executive

to Board of Directors

FULLERTON, CA (December 12, 2007) — Beckman Coulter, Inc. (NYSE:BEC), a leading developer of products that simplify and automate complex biomedical testing, announced today that Susan R. Nowakowski, chief executive officer, president, and director of AMN Healthcare Services, Inc. (NYSE:AHS) has been elected to the board of directors of Beckman Coulter, effective December 10.

“Susan is a highly respected business leader with experience in healthcare services, life sciences and venture capital. She has an outstanding record of accomplishments and delivering value for AMN Healthcare shareholders,” said Betty Woods, chairman of the Beckman Coulter board of directors. “Her strong leadership, operational and financial skills will be of great value to our board.”

Since 2005, Nowakowski has served as CEO of AMN Healthcare Services, the largest healthcare staffing company in the U.S. and the first to exceed $1 billion in annual revenue. Nowakowski has been employed at AMN, in a variety of leadership roles including chief financial officer and chief operating officer, since 1990. Prior to that, she worked at BioVest Partners, a venture capital firm, and at Hybritech, a subsidiary of Eli Lilly that Beckman Coulter later acquired.

Nowakowski also serves on the board of directors of the University of California San Diego Sulpizio Family Cardiovascular Center and San Diego State University College of Business Administration. She served on the board of Playtex Products, Inc. (NYSE:PYX) from 2001 until they were sold to Energizer Holdings (NYSE: ENR) in October 2007 and was chair of the audit committee. In 2003, she was recognized as one of the “Top Women Who Mean Business” by the San Diego Business Journal.

About Beckman Coulter, Inc.

Based in Fullerton, California, Beckman Coulter develops, manufactures and markets products that simplify, automate and innovate complex biomedical tests. More than 200,000 Beckman Coulter systems operate in laboratories around the world, supplying critical information for improving patient health and reducing the cost of care. Recurring revenue consisting of supplies, test kits, service and operating-type lease payments represents more than 75 percent of the company’s 2006 annual revenue of $2.53 billion. For more information, visit www.beckmancoulter.com.

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